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                                  Exhibit 21.2

                  Subsidiaries and Joint Venture of Registrant

             TB Wood's Corporation, Subsidiaries, and Joint Venture
                                December 27, 2002

Registrant: TB Wood's Corporation (Delaware)

  Subsidiary: TB Wood's Incorporated (Pennsylvania)

     Subsidiaries: Plant Engineering Consultants, Inc. (Tennessee)

                   T.B. Wood's Canada Ltd. (Canada)

                   Industrial Blaju, S.A. de C.V. (Mexico)

                   TB Wood's Foreign Investment Company (Delaware)

                      Subsidiary: TB Wood's (Deutschland) GmbH (Germany)

                                 Subsidiaries: Berges electronic GmbH (Germany)

                                               Berges electronic S.r.l. (Italy)

                  TB Wood's Enterprises, Inc. (Delaware)

            Joint Venture: TB Wood's (India) Private Limited (India)